Exhibit 99

UTC REPORTS FIRST QUARTER EPS OF $0.78 ON $12.2 BILLION OF REVENUE, CONFIRMS

2009 OUTLOOK

HARTFORD, Conn., April 21, 2009 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2009 earnings per share of $0.78 and net income attributable to common shareowners of $722 million, down 24 percent and 28 percent, respectively, over the year ago first quarter. Revenues for the quarter at $12.2 billion were 12 percent below prior year reflecting adverse foreign currency translation (6 points), organic decline (5 points), and net divestitures (1 point).

This quarter’s results include $0.12 per share in restructuring costs and $0.03 per share from a one time tax benefit. Earnings per share in the year ago quarter included $0.02 in restructuring costs. Before these items, earnings per share declined 17 percent year over year. Adverse foreign currency translation and currency hedges at Pratt & Whitney Canada totaled $0.08 in the first quarter of 2009.

“Market conditions and UTC’s operating performance were consistent with expectations reviewed with investors at UTC’s March 12 meeting,” said Louis Chênevert, UTC President and Chief Executive Officer. “We continue to execute well in the face of difficult end markets and currency headwinds. A relentless focus on cost reductions across the businesses limited the impact on profits from a $1.7 billion decline in revenues, with 80 basis points of operating margin expansion at Otis and 70 basis points each at UTC Fire & Security and Sikorsky, all before restructuring costs.”

New equipment orders at Otis declined 43 percent over the year ago first quarter, including 6 points from the stronger dollar. On the same basis, Carrier’s Commercial HVAC new equipment orders were down 24 percent (foreign exchange 7 points). Commercial spares orders were down 28 percent at Pratt & Whitney’s large engine business and down 26 percent at Hamilton Sundstrand.

“As anticipated, order trends were weak in the quarter although we saw stabilization in the rate of year-over-year decline across most of our businesses in March,” Chênevert added. “We remain on track to meet the full year revenue and earnings guidance for UTC overall despite the tough economic environment. Revenues for 2009 are expected at $55 billion with earnings per share in the range of $4.00 to $4.50, down 8 percent to 18 percent over the prior year, excluding the impact of acquisition related costs resulting from the application of SFAS 141(R).

“We’re executing aggressively on the $750 million restructuring program for 2009 announced last month and initiated $163 million of actions in the first quarter,” Chênevert continued. “The associated cost reductions will allow UTC to outperform even in this environment and position us to resume earnings growth in 2010.”

Cash flow from operations was $485 million and capital expenditures were $167 million for the quarter. Share repurchase totaled $200 million and acquisition spending was $122 million.

“Cash flow from operations less capital expenditures was below net income attributable to common shareowners for the quarter reflecting normal Carrier seasonality and higher working capital at Sikorsky and Pratt & Whitney. Capital expenditures were 30 percent below the year ago quarter,” Chênevert added. “We continue to expect cash flow from operations less capital expenditures to meet or exceed net income attributable to common shareowners for the year.”

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

This release includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring; anticipated benefits of UTC’s diversification, cost reduction efforts and business model; and other matters that are subject to risks and uncertainties. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “should”, “see”, “guidance” and similar terms. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include further deterioration or extended weakness in global economic conditions; further tightening or extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; declines in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the impact of financial market volatility and deterioration on the financial strength of customers and suppliers and on levels of air travel; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s

SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended March 31, (Unaudited)
(Millions, except per share amounts)	2009	2008
Revenues	$12,249	$13,958

Costs and Expenses
Cost of goods and services sold	9,107	10,238
Research and development	409	411
Selling, general and administrative	1,483	1,635

Operating Profit	1,250	1,674
Interest expense	175	165

Income before income taxes	1,075	1,509
Income taxes	276	430

Net income	799	1,079
Less: Noncontrolling interest in subsidiaries’ earnings	77	79

Net income attributable to common shareowners	$722	$1,000

Net Earnings Per Share of Common Stock
Basic	$.79	$1.05
Diluted	$.78	$1.03

Average Shares
Basic	918	952
Diluted	926	975

As described on the following pages, consolidated results for the quarters ended March 31, 2009 and 2008 include non-recurring items, restructuring and related charges.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended March 31, (Unaudited)
(Millions)	2009	2008
Revenues

Otis	$2,665	$3,057
Carrier	2,487	3,409
UTC Fire & Security	1,286	1,598
Pratt & Whitney	3,180	3,464
Hamilton Sundstrand	1,381	1,461
Sikorsky	1,334	1,023

Segment Revenues	12,333	14,012
Eliminations and other	(84)	(54)

Consolidated Revenues	$12,249	$13,958

Operating Profit

Otis	$506	$580
Carrier	22	248
UTC Fire & Security	93	115
Pratt & Whitney	436	526
Hamilton Sundstrand	192	229
Sikorsky	116	82

Segment Operating Profit	1,365	1,780
General Corporate Expenses	(78)	(97)
Eliminations and other	(37)	(9)

Consolidated Operating Profit	$1,250	$1,674

As described on the following pages, consolidated results for the quarters ended March 31, 2009 and 2008 include non-recurring items, restructuring and related charges.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters ended March 31, 2009 and 2008 includes restructuring and related charges as follows:

	Quarter Ended March 31, (Unaudited)
(Millions)	2009	2008
Otis	$22	$2
Carrier	41	11
UTC Fire & Security	14	6
Pratt & Whitney	64	14
Hamilton Sundstrand	19	1
General Corporate Expenses	1	—
Eliminations and Other	2	—

Total Restructuring and Related Charges	$163	$34

Consolidated results for the quarter ended March 31, 2009 include the following non-recurring item.

Q1-2009

Income Taxes: Favorable tax impact of approximately $25 million related to the formation of a commercial venture.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	March 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$3,272	$4,327
Accounts receivable, net	8,797	9,480
Inventories and contracts in progress, net	8,601	8,340
Other current assets	2,552	2,320

Total Current Assets	23,222	24,467

Fixed assets, net	6,130	6,348
Goodwill, net	15,228	15,363
Intangible assets, net	3,321	3,443
Other assets	6,897	7,216

Total Assets	$54,798	$56,837

Liabilities and Equity
Short-term debt	$1,512	$2,139
Accounts payable	4,813	5,594
Accrued liabilities	11,614	12,069

Total Current Liabilities	17,939	19,802

Long-term debt	9,315	9,337
Other liabilities	10,758	10,772

Total Liabilities	38,012	39,911

Shareowners’ Equity:
Common Stock	11,029	10,979
Treasury Stock	(14,514)	(14,316)
Retained Earnings	25,519	25,159
Accumulated other non-shareowners’ changes in equity	(6,221)	(5,905)

Total Shareowners’ Equity	15,813	15,917

Noncontrolling interest	973	1,009

Total Equity	16,786	16,926

Total Liabilities and Equity	$54,798	$56,837

Debt Ratios:
Debt to total capitalization	39%	40%
Net debt to net capitalization	31%	30%

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31, (Unaudited)
(Millions)	2009	2008
Operating Activities
Net income attributable to common shareowners	$722	$1,000
Noncontrolling interest in subsidiaries’ earnings	77	79

Net income	799	1,079
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	306	319
Deferred income tax provision (benefit)	14	(38)
Stock compensation cost	34	58
Changes in working capital	(718)	(481)
Other, net	50	(49)

Net Cash Provided by Operating Activities	485	888

Investing Activities
Capital expenditures	(167)	(237)
Acquisitions and disposal of businesses, net	(122)	(126)
Other, net	68	(69)

Net Cash Used in Investing Activities	(221)	(432)

Financing Activities
(Decrease) increase in borrowings, net	(597)	862
Dividends paid on Common Stock	(339)	(293)
Repurchase of Common Stock	(200)	(801)
Other, net	(73)	(67)

Net Cash Used in Financing Activities	(1,209)	(299)

Effect of foreign exchange rates	(110)	78

Net (decrease) increase in cash and cash equivalents	(1,055)	235

Cash and cash equivalents - beginning of period	4,327	2,904

Cash and cash equivalents - end of period	$3,272	$3,139

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended March 31, (Unaudited)
(Millions)	2009		2008
Net income attributable to common shareowners	$722		$1,000
Noncontrolling interest in subsidiaries’ earnings	77		79

Net income	799		1,079

Depreciation and amortization	306		319
Changes in working capital	(718)		(481)
Other	98		(29)

Cash flow from operating activities	485		888
Cash flow from operating activities as a percentage of net income attributable to common shareowners		67%		89%
Capital expenditures	(167)		(237)

Capital expenditures as a percentage of net income attributable to common shareowners		(23)%		(24)%

Free cash flow	$318		$651

Free cash flow as a percentage of net income attributable to common shareowners		44%		65%

Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by the Company. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Corporation’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Corporation’s Common Stock and distribution of earnings to shareholders. Others that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities prepared in accordance with Generally Accepted Accounting Principles to free cash flow is above.

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to the prior year amounts to conform to the current year presentation as required by the implementation of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160) and Emerging Issues Task Force (EITF) Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). We adopted SFAS 160 and EITF 07-1 as of January 1, 2009. Certain provisions of SFAS 160 are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of noncontrolling interest (previously referred to as minority interest) be removed from the mezzanine section of the balance sheet and reclassified as equity; and consolidated net income to be recast to include net income attributable to the noncontrolling interest. EITF 07-1 shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. This Issue requires that participants in a collaborative arrangement report costs incurred and revenues generated from these transactions on a gross basis and in the appropriate line item in each company’s financial statement. Under this issue, revenues were increased approximately $220 million and $257 million for the quarters ended March 31, 2009 and 2008, respectively, with an offsetting increase to cost of sales to reflect the collaborators’ share of revenues on a gross basis. Additionally, both accounts receivable and accounts payable were increased by $368 million as of December 31, 2008 in order to reflect the amounts owed to our collaborative partners for their share of revenues on a gross basis.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.